Exhibit 4.1
LIGGETT GROUP INC.
100 Maple Lane
Mebane, North Carolina 27302
December 13, 2005
Wachovia Bank, N.A.
1133 Avenue of the Americas
New York, New York 10036

Re:	Amendment to Amended and Restated Loan and Security Agreement
Ladies and Gentlemen:
          Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of April 14, 2004 by and among Wachovia Bank, N.A., as successor by merger to Congress Financial Corporation (“Lender”), Liggett Group Inc., a Delaware corporation (“Borrower”), 100 Maple LLC, a Delaware limited liability company (“Maple”) and Epic Holdings Inc., a Delaware corporation (as amended, supplemented, renewed, extended or replaced prior to the date of this Amendment, the “Loan Agreement”). Capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement, unless otherwise defined herein.
          In consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree, effective as of the date hereof, as follows:
          1. All references to “Liggett Group Inc., a Delaware corporation” in the Loan Agreement are hereby deleted and replaced by references to “Liggett Group LLC, a Delaware limited liability company.”
          2. All references to “VGR Holding, Inc. (formerly BGLS Inc.)” and “VGR Holding, Inc.” are hereby deleted and replaced by references to “VGR Holding LLC.”
          3. The first sentence of Section 6.3(c) of the Loan Agreement shall be and is hereby amended in its entirety and the following is inserted in its stead:
          “(c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, members, managers, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender.”
          4. Section 8.1 of the Loan Agreement shall be and is hereby amended in its entirety and the following is inserted in its stead:

          “Borrower is a limited liability company duly organized and in good standing under the laws of its state of organization and is duly qualified as a foreign limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower’s financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (i) are all within Borrower’s limited liability company powers, (ii) have been duly authorized, (iii) are not in contravention of law or the terms of Borrower’s certificate of formation, limited liability company agreement, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (iv) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower, except as created or otherwise permitted by this Agreement. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except to the extent that enforcement of certain rights and remedies may be limited by the provisions of the United States Bankruptcy Code, as amended from time to time, or other laws affecting the rights of creditors generally.”
          5. Section 8.2(a) of the Loan Agreement shall be and is hereby amended in its entirety and the following is inserted in its stead:
          “The exact legal name of Borrower is as set forth in the Information Certificate. Borrower has not, during the five years immediately prior to the date of this Agreement, been known by or used any other name, other than Liggett Group Inc., or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.”
          6. Section 8.12(c) of the Loan Agreement shall be and is hereby amended in its entirety and the following is inserted in its stead:
          “The ownership interests in Borrower are directly and beneficially owned and held by the Persons listed on Schedule 8.12 in the Information Certificate, and in each case all of such interests have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender prior to the date hereof.”
          7. Sections 9.1(a) and (b) of the Loan Agreement shall be and are hereby amended in their entirety and the following is inserted in its stead:
          “(a) Borrower shall at all times preserve, renew and keep in full force and effect its existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted; provided, however, that Borrower shall not be required to preserve, renew or keep in full force and effect any such right, franchise, permit, license, trademark, tradename, approval authorization, lease or contract, or the existence of any Subsidiary (other than an Obligor), if in the judgment of the managers of Borrower, (i) such preservation or existence is not desirable in the conduct of business of Borrower and the Subsidiaries taken as a whole and (ii) the loss thereof or the dissolution of such Subsidiary is not adverse in any material respect to Lender or the Collateral.
          (b) Borrower shall not change its name unless each of the following conditions is satisfied: (i) Lender shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its name, which notice shall accurately set forth the new name; and (ii) Lender shall have received a copy of the amendment to the Certificate of Formation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of organization of Borrower as soon as it is available. Any change made pursuant to this Section 9.1(b) shall be deemed an amendment to the Information Certificate.”
          8. Section 9.6 of the Loan Agreement shall be and is hereby amended by striking references to “shareholders’ equity” throughout and replacing the same with references to “members’ equity.”
          9. Section 9.11 of the Loan Agreement shall be and is hereby amended in its entirety and the following is inserted in its stead:
          “Section 9.11. Distributions. Borrower may distribute amounts to VGR Holding LLC on account of any member interests of Borrower provided that (i) Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $5,000,000, (ii) as of the date of such payment and after giving effect thereto, Excess Availability shall not be less than $5,000,000 and (iii) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred.”
          10. Section 9.17(a) of the Loan Agreement shall be and is hereby amended in its entirety and the following is inserted in its stead:
          “(a) Borrower may make distributions to VGR Holding LLC to the extent permitted under Section 9.11 or Section 9.17(d) hereof;”
          11. Section 9.17(d) of the Loan Agreement shall be and is hereby amended by striking references to “dividends” throughout.
          12. The Information Certificate of Liggett Group Inc. delivered in connection with the Loan Agreement shall be and is hereby amended as follows:
          (a) All references to “Liggett Group Inc.” in the Information Certificate are hereby deleted and replaced by references to “Liggett Group LLC.”

          (b) Paragraph 3 of the Information Certificate is hereby amended to change “corporation” to “limited liability company.”
          (c) Section B of Schedule 8.12 to the Information Certificate is hereby amended to change “Shareholder” to “Member” and to replace “Brooke Group Holding Inc.” with “VGR Holding LLC.”
          13. Consent and Waiver.
          (a) Lender hereby consents to the conversion of Borrower from a corporation to a limited liability company.
          (b) Lender hereby acknowledges and agrees that Borrower’s change of name from Liggett Group Inc. to Liggett Group LLC in connection with the conversion of Borrower from a corporation to a limited liability company shall not be considered a breach of Section 9.1(b) of the Loan Agreement, regardless of when notice of such proposed name change is given by Borrower to Lender. Lender hereby waives any Event of Default that may occur as a result of Borrower providing less than thirty (30) days prior written notice of such proposed name change.
          (c) Lender hereby acknowledges and agrees that a change in the indirect ownership of Borrower will result from the offer to exchange 0.54 of a share of Vector Group Ltd. common stock for each outstanding common share of New Valley Corporation and that such change does not constitute a change in the controlling ownership of Borrower for the purposes of Section 10.1(j) of the Loan Agreement.
          14. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrower to Lender pursuant to the Financing Agreements, Borrower hereby represents, warrants and covenants with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):
          (a) No Event of Default exists or has occurred and is continuing on the date hereof, after giving effect to the terms of this Amendment.
          (b) This Amendment has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms, except to the extent that enforcement of certain rights and remedies may be limited by the provisions of the United States Bankruptcy Code, as amended from time to time, or other laws affecting the rights of creditors generally.
          15. Effect of this Amendment. This Amendment shall be effective upon execution by Lender and Borrower and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all correspondence, memoranda, communications, discussions and negotiations with respect thereto. Except as otherwise set forth in this

Agreement, no existing defaults or Events of Default and no rights or remedies of Lender have been or are being waived hereby and no changes or modifications to the Financing Agreements have been or are being made or are intended hereby, except as expressly set forth herein, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. In the event that any term or provision of this Amendment conflicts with any term or provision of the Financing Agreements, the term or provision of this Amendment shall control.
          16. Counterparts. This Amendment may be executed and delivered in counterparts.

Very truly yours, LIGGETT GROUP INC.
By:	/s/ John R. Long
	Name:	John R. Long
	Title:	Vice President & General Counsel

AGREED AND ACCEPTED: WACHOVIA BANK, N.A.
By:	/s/ John Williammee, Jr.
	Name:	John Williammee, Jr.
	Title:	Vice President

ACKNOWLEDGED AND AGREED: 100 MAPLE LLC
By:	/s/ Ronald J. Bernstein
	Name:	Ronald J. Bernstein
	Title:	Manager

EPIC HOLDINGS INC.
By:	/s/ Bennett P. Borko
	Name:	Bennett P. Borko
	Title:	Vice President